FPA NEW INCOME, INC. N-SAR

(Reporting Period:  10/1/16 - 3/31/17)

Attachments/Exhibits


SUB-ITEM 77D:
Policies with Respect to Security Investments

Effective March 10, 2017, FPA New Income, Inc. (the "Fund") made certain changes to its principal investment strategies. Such revised strategies are described in a supplement, dated March 10, 2017, to the Fund's prospectus filed with the Securities and Exchange Commission on March 10, 2017 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001104659-17-015770), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.